UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2010 (June 10, 2010)

Union Pacific Corporation

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 10, 2010, the Board of Directors of Union Pacific Corporation (the Company) held a special meeting to consider a report and recommendation by the Audit Committee regarding the Committee’s review and evaluation of a demand letter that was delivered to the Company by counsel to a purported shareholder of the Company. The letter alleges that the Company faces substantial potential liability due to the filing of certain fuel surcharge antitrust litigation against the Company and three other Class I railroads in the U.S., which litigation is pending in the United States District Court for the District of Columbia. The Company has previously disclosed information regarding this litigation in its periodic reports. As indicated in these disclosures, the Company denies the allegations asserted in the litigation and believes these lawsuits are without merit. The letter requests that the Board conduct an investigation and initiate legal proceedings against parties allegedly responsible for the purported conduct, including members of the Company’s Board and management. At the request of the Board of Directors, the Audit Committee, with the assistance of independent counsel, considered the demands in the letter. For various reasons, including the fact that the factual and legal issues raised in the demand letter are intertwined with those of the existing fuel surcharge litigation and that initiation of the actions demanded in the letter would be premature, the Audit Committee recommended that the Board defer any further actions with respect to the demands in the letter until after the resolution of the fuel surcharge antitrust litigation. The Board considered this recommendation and concurred with the Audit Committee’s recommendations and authorized independent counsel to inform the purported shareholder and its counsel of the recommendation of the Audit Committee and the Board’s decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2010

UNION PACIFIC CORPORATION

By:	/s/ J. Michael Hemmer
J. Michael Hemmer
Senior Vice President – Law and General Counsel